Exhibit 5.1

[Letterhead of Morgan, Lewis & Bockius, LLP]

March 23, 2012

BGC Partners, Inc.

499 Park Avenue

New York, NY 10022

Re: Registration Statement on Form S-3 for Debt Securities

Ladies and Gentlemen:

We have acted as counsel to BGC Partners, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3, including the exhibits thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”) and the rules and regulations promulgated thereunder, for the registration by the Company of its debt securities (the “Debt Securities”). Except as otherwise defined herein, capitalized terms are used as defined in the Registration Statement.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the Prospectus included therein, the form of Indenture (the “Indenture”), to be entered into by and between the Company and U.S. Bank, National Association, as Trustee (included as Exhibit 4.3 to the Registration Statement), the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, certain resolutions of the Board of Directors of the Company and such other documents and records as we have deemed necessary.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies and the authenticity of all such documents.

We have also assumed that (i) the Indenture will have been duly and validly executed and delivered by the Company and the Trustee, (ii) the definitive terms of the Debt Securities offered pursuant to the Registration Statement will have been established in accordance with the Indenture and applicable law, (iii) a Prospectus Supplement will have been filed with the Securities and Exchange Commission (the “Commission”) describing the Debt Securities offered thereby, and (iv) all Debt Securities will be issued in compliance with applicable federal and state securities laws.

We have further assumed that the Debt Securities, when issued, will be executed, authenticated and delivered (i) against receipt of the consideration therefor approved by the Company and (ii) as provided in the Indenture and applicable underwriting or other distribution agreement with respect thereto.

BGC Partners, Inc.

March 23, 2012

Based upon the foregoing, we are of the opinion that the Debt Securities will constitute legal, valid and binding obligations of the Company and will be entitled to the benefits provided by the Indenture.

Our opinion set forth in the above paragraph is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We render the foregoing opinion as members of the Bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” therein. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
Morgan, Lewis & Bockius LLP